CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Change in Control Agreement”) between Shutterfly, Inc. (the “Company”) and ______________ (“Executive” or “you”) is effective as of March 14, 2016.
You and the Company have previously entered into an Offer Letter dated _________________ (the “Offer Letter”).
(1)    The first paragraph of the Section entitled “Change in Control Benefits” of Amendment Number 2 to your Offer Letter is hereby replaced with the following; provided, however, that, in the event a Corporate Transaction (as defined below) is not consummated on or before December 31, 2017, the terms set forth below shall be null and void, and the Offer Letter shall revert to its original terms:
Change in Control Benefits
“In the event of a Termination within 12 months following a Corporate Transaction (as defined in Shutterfly’s 2006 Equity Incentive Plan), provided such Corporate Transaction is consummated on or before December 31, 2017, you shall receive (the “Change in Control Benefits”):

(i)
12 months base salary at the rate in effect immediately prior to the actions that resulted in the Termination. Such payment shall be paid in accordance with the Company’s standard payroll procedures. You will receive your severance payment in a cash lump sum made on the first business day occurring after the sixtieth (60th) day following the Separation (as defined below).

(ii)
If you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of your COBRA premiums on your behalf for your continued coverage under the Company’s health, dental and vision plans, including coverage for your eligible dependents, for the twelve (12) months following the Separation or, if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which the Separation occurs and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which you become covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period twelve (12) months after the Separation, provided that any taxable payments under this paragraph will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of the Separation (to the extent not otherwise satisfied with continuation coverage). If the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the balance of the three (3)-month period following the Company’s cure period specified below in the definition of “Good Reason” spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. You shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

(iii)
acceleration of 100% of each of your Equity Awards (as defined below) that are subject only to time-based vesting as of the Separation, which such acceleration shall be effective as of the Separation; and

(iv)
acceleration of 100% of each of your Equity Awards that are subject to performance-based vesting as of your Separation (as if there had been achievement of at-target performance levels), which such acceleration shall be effective as of the Separation.

For clarity, the acceleration benefits described in paragraphs (iii) and (iv) immediately above shall apply to any Equity Awards that are (a) outstanding as of the effective date of this Change in Control Agreement and (b) granted after the date of this Change in Control Agreement (unless, in the case of clause (b), the award agreement evidencing such Equity Award explicitly provides that such benefits shall not apply).
For purposes of this Change in Control Agreement, ‘Equity Awards’ means each of your restricted stock units and performance-based restricted stock units, as well as any and all other stock-based awards granted to you, including but not limited to options to purchase shares of Company common stock, stock bonus awards, restricted stock and stock appreciation rights.”
Notwithstanding anything to the contrary, receipt of Change in Control Benefits under paragraph 1 of this Change in Control Agreement shall preclude receipt of any other severance-related benefits. Further, notwithstanding anything to the contrary, the Change in Control Benefits shall not apply unless you have first executed and not revoked a general release of claims in favor of the Company (in a form prescribed by the Company), as specified in the Offer Letter on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than fifty-two (52) days after the Separation.”
(2)    The definition of “Termination” in your Offer Letter shall be further amended to mean:
“(a) a termination of Executive’s employment by the Company or its successor without Cause; or (b) Executive’s resignation within three (3) months following an event constituting Good Reason, conditioned upon written notice to the Company of such event within forty-five (45) days of its occurrence and the Company has failed to cure such event within thirty (30) days following receipt of such notice. For purposes of this paragraph, "Good Reason" means (i) a material reduction or change in duties and responsibilities as in effect immediately prior to the Corporate Transaction; (ii) the relocation of the Company's corporate office where the Executive works by more than thirty-five (35) miles from its location immediately prior to such Corporate Transaction, which materially increases commuting distance or (iii) a material reduction in annual compensation, including base salary and target bonus.”

(3)    The following paragraph shall be added to the end of the Offer Letter:
(5) “Section 409A. To the extent (i) any payments to which you become entitled under this offer letter, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from your “separation from service”, as defined in the regulations under Section 409A of the Code (“Separation”) and (ii) the date of your death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this offer letter (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this offer letter is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.”
Miscellaneous. This Change in Control Agreement, together with the Offer Letter, and Retention Agreement dated January 1, 2016, as amended, contain the entire agreement between you and the Company concerning your employment with the Company, and supersede any previous agreements or understandings, whether written or oral. The parties acknowledge and agree that this Change in Control Agreement does not affect the at-will nature of your employment relationship with the Company. Except as otherwise amended in this Change in Control Agreement, all provisions of the Offer Letter and any amendments thereto, shall remain in full force and effect. This Change in Control Agreement may be amended solely in a written document executed on behalf of both parties.

IN WITNESS WHEREOF, the parties hereby execute this Change in Control Agreement as of the date first above written.

EXECUTIVE By: _____________________________	SHUTTERFLY, INC. By: _____________________________
Name:	Name:
Title:	Title:

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